NEOPATH, INC.

                Common Stock Purchase Agreement


                             Dated

                             as of

                       February 8, 1999

                           CONTENTS

1.   Purchase and Sale of Stock                                1
     1.1    Purchase and Sale                                  1
     1.2    Purchase Price                                     1

2.   Closing                                                   1
     2.1    Closing Date                                       1
     2.2    Delivery of Stock                                  1

3.   Representations and Warranties of the Company             2
     3.1    Organization and Qualification                     2
     3.2    Capitalization                                     2
     3.3    Authorization, Due Execution and Validity          2
     3.4    Valid Issuance of Stock                            3
     3.5    Governmental Consents                              3
     3.6    Litigation                                         3
     3.7    Compliance With Other Instruments                  3
     3.8    SEC Reports; Financial Statements                  4
     3.9    Compliance With Laws                               4
     3.10   Private Offering                                   4
     3.11   Changes                                            5
     3.12   Certain Fees                                       5
     3.13   Material Contracts                                 5
     3.14   Title to Properties and Assets, Liens, etc.        6
     3.15   Patents and Trademarks                             6
     3.16   Labor Matters                                      7

4.   Representations and Warranties of the Investors           7
     4.1    Authorization                                      7
     4.2    Exemption from Registration                        7
     4.3    Purchase Entirely for Own Account                  8
     4.4    Investment Experience                              8
     4.5    Access to Information                              8
     4.6    Restricted Securities                              8
     4.7    Residency                                          9
     4.8    Legends                                            9

5.   Conditions of Investors' Obligations at the Closing Date  9
     5.1    Representations and Warranties                     9
     5.2    Performance                                        9
     5.3    Exemption                                         10
     5.4    Compliance Certificate                            10
     5.5    Proceedings and Documents                         10
     5.6    Opinion of Company Counsel                        10

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     5.7    No Injunctions or Restraints                      10
     5.8    Tender of Consideration - Investor Rights
            Agreement                                         10

6.   Conditions of the Company's Obligations at the
     Closing Date                                             10
     6.1    Representations and Warranties                    10
     6.2    Performance                                       11
     6.3    Exemption                                         11
     6.4    No Injunctions or Restraints                      11

7.   Covenants                                                11
     7.1    Publicity                                         11
     7.2    Use of Proceeds                                   11
     7.3    Nasdaq Listing                                    11

8.   Miscellaneous                                            11
     8.1    Expenses                                          11
     8.2    Entire Agreement; Governing Law                   12
     8.3    Notice                                            12
     8.4    Amendments and Waivers                            12
     8.5    Counterparts                                      12
     8.6    Successors and Assigns                            12
     8.7    Severability                                      12
     8.8    Survival of Representations and Warranties        13


Exhibit A - Schedule of Investors

Exhibit B - Schedule of Exceptions

Exhibit C - Form of Investor Rights Agreement

                COMMON STOCK PURCHASE AGREEMENT

     COMMON STOCK PURCHASE AGREEMENT, dated as of February 8,
1999, by and among NEOPATH, INC., a Washington corporation
(the "Company"), and the investors listed on Exhibit A hereto
(the "Investors").

                            Recital

     The Investors desire to purchase from the Company, and the Company desires to sell to the Investors, shares of the Company's common stock, par value $.01 per share (the "Common Stock") upon the terms and subject to the conditions set forth herein.

                           Agreement

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.   Purchase and Sale of Stock

     1.1   Purchase and Sale

     Upon the terms and subject to the conditions of this Agreement, the Company shall sell and issue to each Investor, and each Investor shall purchase from the Company, severally and not jointly, the number of shares of Common Stock set forth opposite such Investor's name on Exhibit A hereto (the "Shares").

     1.2   Purchase Price

     The purchase price for the Shares to be purchased by the Investors shall be $5.00 per Share. Notwithstanding the foregoing, if the Registration Statement that the Company is required to file pursuant to the Investor Rights Agreement attached hereto as Exhibit C has not been declared effective by the Securities and Exchange Commission within 120 days following the Closing Date, then the purchase price shall be decreased by two (2) percent per share and such decrease shall be paid by the Company to the Investors in cash within 10 days following the expiration of such 120-day period.

2.   Closing

     2.1   Closing Date

     The closing of the sale and purchase of the Shares shall be held at 7:00 a.m., Seattle time, on February 9, 1999, or such other time as may be agreed to by the parties hereto (the
"Closing Date").

     2.2   Delivery of Stock

     At the Closing, subject to the terms and conditions hereof, the Company shall deliver to each Investor a certificate representing the Shares to be purchased by such Investor from the Company, which shall be dated the Closing Date and duly registered in the name of such Investor, against payment of the aggregate purchase price therefor by wire transfer.

3.   Representations and Warranties of the Company

     The Company hereby represents and warrants to each Investor that, except as set forth on a Schedule of Exceptions attached hereto as Exhibit C:

     3.1   Organization and Qualification

     The Company is a corporation organized and validly existing under the laws of the state of Washington and has all requisite corporate power and authority to own its properties and carry on its business as currently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations, business or properties (a "Material Adverse Effect").

     3.2   Capitalization

     As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 10,000,000 shares of preferred stock, par value $.01 per share, no shares of which are outstanding and (b) 40,000,000 shares of Common Stock, 14,504,623 shares of which were issued and outstanding as of December 31, 1998, 278,910 shares of which were subject to warrants outstanding as of December 31, 1998, 2,928,186 shares of which were reserved, as of December 31, 1998, for issuance upon the exercise of stock options granted or to be granted under the Company's 1989 Restated Stock Option Plan (the "1989 Plan") or the Company's Stock Option Plan for Nonemployee Directors (the "NED Plan") and 133,325 shares of which were reserved, as of December 31, 1998, for issuance under the Company's 1997 Employee Stock Purchase Plan. Except as set forth in this Section 3.2 and as contemplated by this Agreement, and except for options granted under the 1989 Plan or the NED Plan since December 31, 1998, there are no outstanding options, warrants, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company. The Company has no obligation to repurchase or redeem any outstanding securities.

     3.3   Authorization, Due Execution and Validity

     The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Investor Rights Agreement. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the

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

authorization, execution and delivery of this Agreement and the Investor Rights Agreement and the transactions contemplated herein, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Shares being sold hereunder, have been taken or will be taken prior to the Closing. Each of this Agreement and the Investor Rights Agreement have been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as (a) such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.4   Valid Issuance of Stock

     The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances created by the Company, and will be issued in compliance with all applicable state and federal securities laws. The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable and were issued in compliance with all applicable state and federal securities laws.

     3.5   Governmental Consents

     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal or state governmental authority or entity on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the Investor Rights Agreement (including, without limitation, the issuance of the Shares), except for applicable notice filings as are necessary to secure an exemption from qualification or registration of the offer and sale of the Shares under all applicable United States federal or state securities laws.

     3.6   Litigation

     There is no action, suit, claim, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that relates to or challenges the legality, validity or enforceability of this Agreement or the Investor Rights Agreement or the issuance of the Shares that could either individually or in the aggregate have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or other governmental authority or entity that could have, individually and in the aggregate, a Material Adverse Effect.

     3.7   Compliance With Other Instruments

     The Company is not in violation of any provision of its Restated Articles of Incorporation or its Amended and Restated Bylaws or in violation or default of any provision of any instrument, judgment, order, writ, decree or contract to which it is a party or by which

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

it is bound, which violation or default would adversely affect the legality, validity, or enforceability of this Agreement and the Investor Rights Agreement or have, individually and in the aggregate, a Material Adverse Effect. The execution, delivery and performance of this Agreement or the Investor Rights Agreement and the consummation of the transactions contemplated hereby will not require any consent under or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation or default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any of the Company's assets.

     3.8   SEC Reports; Financial Statements

     The Company has furnished the Investors with true and complete copies of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") since December 31, 1997 (the "SEC Documents"), which are all the documents that the Company has been required to file with the SEC during such period and each of which has been timely filed. As of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and the rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited financial statements, to normal recurring audit adjustments) the financial position of the Company and its consolidated subsidiaries at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

     3.9   Compliance With Laws

     The Company has complied, and is in compliance with, all federal, state, county, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business or to the real property or personal property that it owns or leases (including, without limitation, all such laws, rules, ordinances, decrees and orders relating to federal food and drug administration, antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters), the failure to comply with which would, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

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

     3.10   Private Offering

     During the six months preceding the date of this Agreement, neither the Company nor any person acting on its behalf has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) that is or may be integrated with the sale of the Shares in a manner that would require the registration of the Shares under the Securities Act. Neither the Company nor any person acting on its behalf has offered or sold or will offer or sell any Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act. Assuming the accuracy of the Investors' representations in Section 4 hereof, the offering and sale of the Shares will satisfy the requirements of Rule 506 under the Securities Act.

     3.11   Changes

     Since September 30, 1998 (the date of the balance sheet contained in the last quarterly report on Form 10-Q filed by the Company as a part of the SEC documents), there has not been:

          (a) any damage, destruction or loss (whether or not covered by insurance) which has had or is expected to have a Material Adverse Effect;

          (b) any material change in the accounting methods or practices followed by the Company;

          (c) any material debt obligation or liability (whether absolute or contingent) incurred by the Company (whether or not presently outstanding) except (i) current liabilities incurred, and obligations under agreements entered into, in the ordinary course of business and (ii) obligations or liabilities entered into or incurred in connection with the execution of this Agreement;

          (d)  any sale, lease, abandonment or other
disposition by the Company of any real property or, other than in the ordinary course of business, of any equipment or other operating properties or, other than in the ordinary course of business, any sale, assignment, transfer, license or other disposition by the Company of any intellectual property or other intangible asset; or

          (e) any other event or occurrence that has had or is expected to have a Material Adverse Effect.

     3.12   Certain Fees

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the sale of the Shares to the Investors; except that the Company has agreed to issue to Invemed Associates, Inc.
warrants to purchase 100,000

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shares of Common Stock at an exercise price of equal to 15
percent above the closing price of NeoPath's Common Stock on the Closing Date.

     3.13   Material Contracts

     The exhibit lists to the Company's SEC Reports contain a true and complete list of all Material Contracts (as defined below) to which the Company is a party or by which it or its assets may be bound. The Company is, and, to the best of the Company's knowledge, all other parties to such Material Contracts (other than the Company) are, in compliance in all material respects with their obligations thereunder. "Material Contracts" means the agreements, obligations and undertakings which are material to the business or operations of the Company. Without limiting the generality of the foregoing, any agreement, obligation or undertaking will be deemed to be a Material Contract if a breach thereof or default thereunder would have a Material Adverse Effect.

     3.14   Title to Properties and Assets, Liens, etc.

     Other than as disclosed in the SEC Documents, the Company has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance, or charge, other than (i) those resulting from taxes which have not yet become delinquent, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or have a Material Adverse Effect on the Company, and
(iii) those that have otherwise arisen in the ordinary course of business.

     3.15   Patents and Trademarks

     To the best of the Company's knowledge, the Company has sufficient title and ownership of or rights to use such trade names, copyrights, trade secrets, information, patents, trademarks, service marks, rights and processes (including all applications therefor) as are necessary for its business as now conducted and as proposed to be conducted, without any conflict with or infringement of the rights of others. Except as set forth in the exhibit lists to the Company's SEC documents, there are no material options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as now conducted or proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's

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

business as now conducted or proposed to be conducted. To the best of the Company's knowledge, no person or entity is infringing or threatening to infringe the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of the Company. All employees, officers and directors, other than those employees who are not privy to any of the Company's confidential information, are bound by confidentiality and assignment of intellectual property and technology agreements and such agreements and obligations do not confer on any such person any rights of the intellectual property of the Company.

     3.16   Labor Matters

     The Company has no collective bargaining agreement with any of its employees and there is no labor union organizing activity pending or threatened with respect to the Company. There are no disputes pending or, to the knowledge of the Company, threatened between the Company, on the one hand, and any of its employees, on the other hand, other than employee grievances arising in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect.

4.   Representations and Warranties of the Investors

     Each Investor hereby represents and warrants to the Company, severally and not jointly, that:

     4.1   Authorization

     All acts and conditions necessary for the authorization, execution, delivery and consummation by the Investor of this Agreement and the transactions contemplated hereby have been, or will prior to the Closing be, taken, performed and obtained. This Agreement constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except as (a) such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability. The Investor has full power and authority to execute, deliver and perform its obligations under this Agreement and to own the Shares. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute a violation or default under any provision of the charter or bylaws of the Investor, or of any material agreement, indenture or other instrument to which the Investor is a party, or by which it or its properties or assets are bound, or of any order, judgment or decree against or binding upon such Investor.

     4.2   Exemption from Registration

     Except as provided in the Investor Rights Agreement, the Investor has been advised that none of the Shares to be purchased by the Investor hereunder are being registered under the Securities Act, or applicable state or foreign securities laws, but are being offered and

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

sold pursuant to exemptions from such laws. The Investor acknowledges that the Company is relying in part upon the Investor's representations and warranties contained herein for the purpose of qualifying the offer and sale of the Shares proposed to be offered and sold hereunder for applicable exemptions from registration or qualification pursuant to federal or state securities laws, rules and regulations.

     4.3   Purchase Entirely for Own Account

     The Shares to be received by the Investor will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof in a manner contrary to the Securities Act or any applicable federal or state securities law, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act or any applicable federal or state securities law. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

     4.4   Investment Experience

     The Investor qualifies as an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated by the SEC that meets the requirements of Rule 501(a)(1), (2), (3), or
(7) of said Regulation D, and acknowledges that an investment in the Securities involves a high degree of risk. The Investor is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Investor has not been organized for the purpose of acquiring the Shares.

     4.5   Access to Information

     The Investor has been furnished such information as it deems necessary to evaluate an investment in the Shares. The Investor has been given access to sufficient information regarding the Company, including information regarding the current financial condition, results of operations, business, properties and management of the Company and the risks associated therewith and has utilized such access to its satisfaction for the purpose of obtaining information or verifying information. The Investor has either attended or been given reasonable opportunity to attend a meeting with representatives of the Company for the purpose of asking questions of, and receiving answers from, such representatives concerning the terms and conditions of the offering of the Shares and to obtain any additional information, to the extent reasonably available. The foregoing representations in this
Section 4.5 shall not be deemed to limit the Company's representations contained in Section 3 of this Agreement.

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

     4.6   Restricted Securities

     The Investor realizes that none of the Shares to be purchased by the Investor hereunder have been registered under the Securities Act and that all of such Securities are characterized under the Securities Act as "restricted securities" and therefore cannot be sold or transferred unless subsequently registered under the Securities Act or an exemption from such registration is available. In this connection, the Investor represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     4.7   Residency

     The Investor represents that it is a bona fide resident of or is domiciled in the jurisdiction indicated on Exhibit A hereto.

     4.8   Legends

     It is understood that the certificates evidencing the Shares may bear legends in substantially the following form:

          The securities evidenced by this certificate have not been registered under the Securities
          Act of 1933, as amended (the "Act"), or
          applicable state securities laws, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (i) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving said securities,
          (ii) this corporation receives an opinion of legal counsel for the holder of these securities reasonably satisfactory to this corporation stating that such transaction is exempt from registration or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration.

5.   Conditions of Investors' Obligations at the Closing Date

     The obligations of each Investor under Section 1 hereof are subject to the fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by the Investor:

     5.1   Representations and Warranties

     The representations and warranties of the Company contained in Section 3 hereof shall be true in all material respects on and as of the Closing Date.

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

     5.2   Performance

     The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

     5.3   Exemption

     The offer and sale of the Shares to the Investors pursuant to this Agreement shall be exempt from registration under the Securities Act.

     5.4   Compliance Certificate

     The Chief Executive Officer or the Chief Financial
Officer of the Company shall have delivered to the Investors a certificate stating that the conditions specified in Sections 5.1 and 5.2 hereof have been fulfilled.

     5.5   Proceedings and Documents

     All corporate and other proceedings in connection with the transactions contemplated at the Closing Date and all documents incident thereto shall be reasonably satisfactory to the Investors and the Investors' legal counsel.

     5.6   Opinion of Company Counsel

     Each Investor shall have received from Perkins Coie, legal counsel for the Company, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to such Investor.

     5.7   No Injunctions or Restraints

     There shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the offer, sale and purchase of the Shares contemplated hereby.

     5.8   Tender of Consideration - Investor Rights Agreement

     Each Investor shall have tendered full consideration for all of the Shares being purchased by it hereunder. The Company and the Investors shall have entered into an Investor Rights Agreement in the form attached hereto as Exhibit C.

6.   Conditions of the Company's Obligations at the Closing Date

     The obligations of the Company under Section 1 hereof are subject to the fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by the Company:

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     6.1   Representations and Warranties

     The representations and warranties of each Investor contained in Section 4 hereof shall be true in all material respects on and as of the Closing Date.

     6.2   Performance

     Each Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

     6.3   Exemption

     The offer and sale of the Shares to the Investors pursuant to this Agreement shall be exempt from registration under the Securities Act.

     6.4   No Injunctions or Restraints

     There shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the offer, sale and purchase of the Shares contemplated hereby.

7.   Covenants

     7.1   Publicity

     The Company shall not use or make reference to the name of any Investor or any affiliate of any Investor in any press release or other public document without such Investor's prior consent unless the use or reference to the Investor or affiliate is required by law, in which event the Company will consult with the Investor prior to such publication.

     7.2   Use of Proceeds

     The Company shall use the proceeds from the offering and sale of the Shares for working capital and other general corporate purposes.

     7.3   Nasdaq Listing

     The Company shall use its best efforts to cause the Shares to be listed on the Nasdaq National Market.

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

8.   Miscellaneous

     8.1   Expenses

     The Company and each Investor shall each bear its own expenses with respect to the transactions contemplated by this Agreement, except that the Company shall reimburse each Investor for all reasonable out-of-pocket legal fees and disbursements incurred with respect thereto, up to a maximum amount of $15,000. Such reimbursement shall be paid on the Closing Date or on such other date as is requested by an Investor in the event the Closing does not occur.

     8.2   Entire Agreement; Governing Law

     This Agreement and the other documents delivered at the Closing constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to the subject matter hereof. This Agreement shall be governed by and construed under the laws of the state of Washington as applied to agreements among Washington residents entered into and to be performed entirely within the state of Washington.

     8.3   Notice

     Unless otherwise provided, any notice desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, or confirmed facsimile transmission, in any such case addressed or sent:
(a) if to the Company, to NeoPath, Inc. with a copy to Perkins Coie, 1201 Third Avenue, 40th Floor, Seattle, WA 98101, Attn:
Michael E. Stansbury, Facsimile: (206) 583-8500; (b) if to an Investor, to the address or facsimile number listed on Exhibit A hereto; or (c) to such other address or facsimile number as any party shall have previously designated by such a notice. The effective date of any notice or request shall be three days from the date it is sent by the addresser with charges prepaid so long as it is in fact received within five days, or when successful transmission is confirmed if sent by facsimile, or when personally delivered.

     8.4   Amendments and Waivers

     Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and each Investor.

     8.5   Counterparts

     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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

     8.6   Successors and Assigns

     Except as otherwise provided herein, the provisions hereof shall inure to the benefit, and be binding upon, the successors and assigns of the parties hereto.

     8.7   Severability

     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

     8.8   Survival of Representations and Warranties

     The representations and warranties contained in Section 3 shall survive the execution and delivery of this Agreement and the Closing for a period expiring on April 30, 2000. No Investors shall be entitled to bring any claims based on such representations and warranties unless such claims are brought on or before April 30, 2000.

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13

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                         NEOPATH, INC.

                         By  /s/ ALAN C. NELSON
                             __________________
                             Alan C. Nelson
                             Chairman, President and
                             Chief Executive Officer


                         INVESTORS:

                         THE KAUFMANN FUND, INC.

                         By  /s/ JOSEPH KLEIN III
                             ____________________
                             Its Health Care Analyst


                         CAPITAL RESEARCH AND MANAGEMENT
                         COMPANY ON BEHALF OF SMALLCAP WORLD
                         FUND, INC.

                         By  /s/ MICHAEL DOWNER
                             __________________
                             Michael J. Downer
                             Its Secretary


                         ZESIGER CAPITAL GROUP, LLC, as
                         attorney-in-fact for each of the
                         Investors indicated on Exhibit A
                         hereto

                         By  /s/ ALBERT L. ZESIGER
                             _____________________
                             Its Principal

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

                           Exhibit A
                     Schedule of Investors


Name, Address and Facsimile Number       Shares
__________________________________       ______

The Kaufmann Fund, Inc.               1,821,000
25 Light Street, Suite 300
Baltimore, MD 21202
FAX (410) 659-7355

Capital Research and Management         500,000
Company on behalf of SmallCap
World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071
FAX (213) 486-9299

Investors represented by
Zesiger Capital Group, LLC
320 Park Avenue
New York, NY  10022
FAX (212) 508-6329
   The Jenifer Altman Foundation         7,000
   Alza Corporation Retirement Plan      6,000
   Dean Witter Foundation                6,000
   The Ferris Hamilton Family Trust      5,000
   John J. & Catherine H. Kayola         4,000
   Arthur D. Little Employee
     Investment Plan                    60,000
   The Magee/Bernhard LLC               18,000
   The Meehan Investment
     Partnership I, L.P.                 4,000
   Margaret M. Legacy                    6,000
   NFIB Employee Pension Trust          12,000
   NFIB Corporate Account               15,000
   Norwalk Employees' Pension Plan      12,000
   Public Employee Retirement
     System of Idaho                   120,000
   Roanoke College                       6,000
   The A & JS Family LLC                11,000
   City of Stamford Firemen's
     Pension Fund                       18,000
   State of Oregon PERS/ZCG            240,000
   Van Loben Sels Foundation             5,000
   The A & SW Family LLC                12,000
   Wells Family LLC                      6,000

   Wolfson Investment Partners LP        6,000

                           Exhibit B
                    Schedule of Exceptions

     This Schedule of Exceptions, dated February 8, 1999, is made and given, pursuant to the Common Stock Purchase Agreement, dated as of February 8, 1999 (the "Agreement") by and among NeoPath, Inc. (the "Company") and the purchasers of the Company's Common Stock, to the Investors named on Exhibit A to the Agreement. Any matter set forth herein as an exception to one section or paragraph of the Agreement shall be deemed to constitute an exception to all other applicable sections and paragraphs of the Agreement. Capitalized terms used but not otherwise defined herein have the respective meanings assigned to such terms in the Agreement.

     Section 3.11(d)  The Company plans to write-off
approximately $3.1 million in intangible assets related to the Pathfinder System product line. This non-cash expense is expected to be reflected in the Company's results of operations for the three months ended December 31, 1998.

     Section 3.15 [Excerpt from the Company's Form 10-Q for the quarterly period ended September 30, 1998]:

     On   July   15,  1996,  Neuromedical  Systems,   Inc.
     ("Neuromedical")  filed  a lawsuit  against  NeoPath,
     Inc.  in  the  United States District Court  for  the
     Southern District of New York.  The complaint alleged
     patent   infringement,  unfair   competition,   false
     advertising,  and related claims.   On  September  5,
     1996,  the  Company  filed  its  answer  and  counter
     claims.   In  May 1998, a judge in the United  States
     District Court for the Southern District of New  York
     denied   Neuromedical's  motion  for  a   preliminary
     injunction against NeoPath.  The parties have  agreed
     to  dismiss their claims and counterclaims on all but
     the   patent  issues,  and  Neuromedical  accordingly
     served   an  amended  complaint  on  July  27,   1998
     asserting  only  patent  infringement  claims.   This
     lawsuit is still in the discovery stage and a trial date has not been set. The Company continues to believe it has a strong position in this action and will defend itself vigorously.

     On  March  31,  1997,  the  Company  filed  a  patent
     infringement  lawsuit  against  Neuromedical  in  the
     United States District Court for the Western District
     of   Washington.    The  complaint   alleges   patent
     infringement and seeks permanent injunctions  against
     Neuromedical.  In March and April 1998  this  lawsuit
     was  amended, and NeoPath filed an additional related
     patent  lawsuit  against Neuromedical.   Neuromedical
     filed a motion for summary judgment, which was denied
     by  the  court  in  April  1998.   In  October  1998,
     Neuromedical   filed  another  motion   for   summary
     judgment  for which the judge has not yet rendered  a
     decision.   The first lawsuit is currently  scheduled
     for  trial  in  1999,  and  the  second  lawsuit   is
     currently in the discovery stage.

     Update: Neuromedical's motion for summary judgment was denied, and the first Washington trial is currently scheduled to begin in April 1999.

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